For more information contact:
Stephen S. Romaine, President & CEO
Matthew Tomazin, Executive VP, CFO & Treasurer
Tompkins Financial Corporation (888) 503-5753

For Immediate Release
Friday, October 27, 2023

Tompkins Financial Corporation Reports Third Quarter Financial Results

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)
Tompkins Financial Corporation ("Tompkins" or the "Company") reported a net loss of $33.4 million for the third quarter of 2023. The quarterly results were negatively impacted by the sale of $429.6 million of available-for-sale debt securities, which resulted in an after-tax loss on the sale of securities of $47.5 million. Though this sale resulted in an operating loss in the third quarter of 2023, the transaction is expected to favorably impact securities revenue in future periods as the securities sold had an average yield of 0.93%, while the proceeds of the sale were largely reinvested into securities with an estimated yield of approximately 5.12%. The weighted average life of the securities purchased and sold was approximately 4.3 years.

Tompkins President and CEO, Stephen Romaine, commented, "During the quarter we elected to proactively reposition the balance sheet which will improve securities revenue and we expect that the improved revenue will exceed the value of the loss recognized in the third quarter through time. We estimate securities revenue to improve by approximately $15.4 million over the next twelve months.

While the economic environment remains challenging for the banking industry, our capital and liquidity levels remain healthy and well positioned to meet the needs of our customers. We continued to see favorable growth trends, with annualized loan growth of 6.0% from the second to third quarter of this year and increased deposit balances over the same periods. We are also pleased to announce our cash dividend, which is reflective of our healthy capital position."

Diluted earnings per share for the third quarter of 2023 were a loss of $2.35, which reflects the impact of the after-tax losses of $3.34 per diluted share related to the sale of available-for-sale debt securities as noted above. Diluted earnings per share for the third quarter of 2022 were $1.48.

For the year-to-date period ended September 30, 2023, net income was a loss of $5.5 million, or a loss of $0.39 per diluted share. Year-to-date results were also negatively impacted by after-tax losses on the sale of securities totaling $52.9 million, or $3.69 loss per diluted share. For the same year-to-date period in 2022, net income was $65.5 million, or $4.53 per diluted share.

SELECTED HIGHLIGHTS FOR THE PERIOD:
•Total loans at September 30, 2023 were up $82.5 million, or 1.5% (6.1% on an annualized basis) compared to the immediate prior quarter, and up $226.4 million, or 4.3%, from September 30, 2022.
•Total deposits at September 30, 2023 were $6.6 billion, up $168.8 million, or 2.5% (10.4% on an annualized basis) from June 30, 2023, and down $313.3 million, or 4.5%, from September 30, 2022.
•Loan to deposit ratio was stable at 82.1%, compared to 82.9% for the immediate prior quarter.
•Regulatory Tier 1 capital to average assets was 9.01% at September 30, 2023, compared to 9.57% at June 30, 2023 and 9.14% at September 30, 2022.
•Total nonperforming assets at September 30, 2023 represented 0.41% of total assets, which was flat compared to the immediate prior quarter and down from 0.45% at September 30, 2022.

NET INTEREST INCOME
Net interest income was $51.0 million for the third quarter of 2023, down from $51.9 million for the second quarter of 2023 and $58.1 million for the third quarter of 2022. Net interest margin was 2.75% for the third quarter of 2023, compared to 2.83% reported for the second quarter of 2023 and 3.04% reported for the third quarter of 2022. The decrease in net interest income and net interest margin during the third quarter, when compared to the second quarter of this year and the same quarter last year, was due primarily to the increase in interest rates on interest-bearing liabilities outpacing increases on interest earning asset yields due to the higher interest rate environment.

For the year-to-date period ended September 30, 2023, net interest income was $157.2 million, down $15.8 million, or 9.2%, when compared to the same period in 2022.

Average loans for the quarter ended September 30, 2023 were up $80.5 million, or 1.5%, from the second quarter of 2023, and were up $200.0 million, or 3.9%, compared to the quarter ended September 30, 2022. The increase in average loans over both prior periods was mainly in the commercial real estate portfolio. The average yield on interest-earning assets for the quarter ended September 30, 2023 was 4.06%, which was up from 3.91% for the quarter ended June 30, 2023, and up from 3.32% for the quarter ended September 30, 2022.

Average total deposits for the third quarter of 2023 were down $20.0 million, or 0.3%, compared to the second quarter of 2023, and down $394.4 million, or 5.8%, compared to the same period in 2022. The decrease as compared to the prior year was largely driven by a decline in stimulus funding and a tightening monetary policy that has led to a declining trend in bank deposits on a national level, as reported by the Federal Reserve. The cost of interest-bearing deposits increased to 1.74% for the third quarter of 2023, compared to 1.41% for the second quarter of 2023, and 0.36% for the third quarter of 2022. The cost of interest-bearing deposits for the third quarter of 2023 increased 33 basis points from June 30, 2023. The ratio of average noninterest bearing deposits to average total deposits for the third quarter of 2023 was 31.0% compared to 31.1% for the second quarter of 2023. The average cost of interest-bearing liabilities for the third quarter of 2023 of 1.98%, represents an increase of 34 basis points over the second quarter of 2023, and an increase of 153 basis points over the same period in 2022.

NONINTEREST INCOME
Noninterest income was a loss of $41.6 million for the third quarter of 2023, which represents a decrease in noninterest income of $62.3 million compared to the third quarter of 2022. Year-to-date noninterest income was a loss of $8.6 million, which represents a decrease in noninterest income of $68.2 million compared to the same nine month period in 2022. The decrease in noninterest income in the third quarter of 2023 was largely due to the above noted sale of available-for-sale debt securities, which resulted in the recognition of a pre-tax loss of $62.9 million. Fee-based revenues, including insurance commissions and fees, wealth management fees, service charges on deposit accounts and card services income, for the third quarter of 2023 were collectively up $543,000, or 2.7%, over the same period in 2022.

NONINTEREST EXPENSE
Noninterest expense was $49.9 million for the third quarter of 2023, which was up $264,000, or 0.5%, over the third quarter of 2022. For the year-to-date period, noninterest expense of $152.0 million was up $6.4 million, or 4.4%, from the same period in 2022. The increase in noninterest expense in the nine months ended September 30, 2023 over the same period in 2022 was mainly in other operating expenses which were up $4.1 million and higher personnel-related expenses, which were up $2.7 million. Contributing to the growth in other expenses for the nine months ended September 30, 2023, compared to the same period in 2022 were the following: expenses related to the Company’s retirement plans, up $1.3 million; professional fees, up $699,000, New York State minimum tax, up $623,000; and FDIC insurance, up $777,000. The increase in personnel-related expenses was mainly in health insurance, which is up $1.5 million.

INCOME TAX EXPENSE
The provision for income taxes was a credit of $8.3 million for an effective rate of 20.0% for the third quarter of 2023, compared to tax expense of $6.8 million and an effective rate of 24.1% for the same quarter in 2022. For the first nine months of 2023, the provision for income taxes was a credit of $619,000 for an effective rate of 10.3% compared to tax expense of $20.1 million and an effective rate of 23.4% for the same period in 2022. The decrease in income tax expense between comparable periods reflects the decrease in pre-tax income, due primarily to the realized losses on the sale of certain available-for-sale securities and the anticipated retention of certain New York State tax benefits.

ASSET QUALITY
The allowance for credit losses represented 0.91% of total loans and leases at September 30, 2023, flat as compared to June 30, 2023, and up from 0.86% at September 30, 2022. The ratio of the allowance to total nonperforming loans and leases was 156.96% at September 30, 2023, compared to 154.76% at June 30, 2023 and 128.27% at September 30, 2022.

Provision for credit losses for the third quarter of 2023 was $1.2 million compared to $1.1 million for the same period in 2022. Provision for credit losses for the nine months ended September 30, 2023 was $2.6 million, compared to $1.4 million for the nine months ended September 30, 2022. The increase in provision expense for both the quarter and year-to-date periods was mainly driven by economic forecasts, loan growth, and changes in asset quality. Net charge-offs for the quarter ended September 30, 2023 were $177,000 compared to net charge-offs of $122,000 reported for the same period in 2022.

Nonperforming assets represented 0.41% of total assets at September 30, 2023, down from 0.43% at December 31, 2022 and 0.45% reported at September 30, 2022. At September 30, 2023, nonperforming loans and leases totaled $31.4 million, compared to $32.8 million at December 31, 2022 and $34.9 million at September 30, 2022. The increase in loans past due 30-89 days at quarter-end September 30, 2023, was mainly due to the inclusion of two commercial real estate loans to one relationship totaling $18.6 million. The Company believes that the existing collateral securing the loans is sufficient to cover the exposure as of September 30, 2023.

Special Mention and Substandard loans and leases totaled $122.9 million at September 30, 2023, reflecting an increase from the $98.3 million reported at December 31, 2022, and $106.7 million at September 30, 2022. The increase as compared to year-end in Special Mention and Substandard was mainly a result of the downgrade of one commercial real estate loan added to Special Mention during the second quarter of 2023 and the downgrade of one commercial real estate loan previously reported as Special Mention in the second quarter of 2023.

CAPITAL POSITION
Capital ratios at September 30, 2023 remained well above the regulatory minimums for well-capitalized institutions. The ratio of total capital to risk-weighted assets was 13.46% at September 30, 2023, compared to 14.42% at December 31, 2022 and 14.26% at September 30, 2022. The ratio of Tier 1 capital to average assets was 9.01% at September 30, 2023, compared to 9.34% at December 31, 2022 and 9.14% at September 30, 2022.

During the third quarter of 2023, the Company repurchased 41,781 common shares at an aggregate cost of $2.3 million. These shares were purchased under the Company's Stock Repurchase Program announced in the third quarter of 2021.

LIQUIDITY POSITION
The Company's liquidity position at September 30, 2023 was stable and consistent with the immediately prior quarter. Liquidity is enhanced by ready access to national and regional wholesale funding sources including Federal funds purchased, repurchase agreements, brokered deposits, Federal Reserve Bank Discount Window advances and Federal Home Loan Banks (FHLB) advances. The Company maintains ready access liquidity of $1.2 billion, or 15.1% of total assets at September 30, 2023. As members of the FHLB, the Company can use certain unencumbered mortgage-related assets and securities to secure borrowings from the FHLB. At September 30, 2023 the Company had an available borrowing capacity at the FHLB of $969.4 million. Through various programs at the Federal Reserve Bank, the Company has the ability to use certain unencumbered mortgage-related assets and securities to secure borrowings from the Federal Reserve Bank's Discount Window. At September 30, 2023 the available borrowing capacity with the Federal Reserve Bank was $91.8 million, secured by investment securities. In addition to the available borrowing lines at the FHLB and Federal Reserve Bank, at September 30, 2023, the Company maintained $411.7 million of unencumbered securities which could be pledged to further enhance secured borrowing capacity.

ABOUT TOMPKINS FINANCIAL CORPORATION
Tompkins Financial Corporation is a banking and financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Community Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by use of such words as "may", "will", "estimate", "intend", "continue", "believe", "expect", "plan", or "anticipate", the negative and other variations of these terms and other similar words. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those expressed and/or implied by forward-looking statements and historical performance. The following factors, in addition to those listed as Risk Factors in Item 1A in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions; our ability to attract and retain deposits and other sources of liquidity; GDP growth and inflation trends; the impact of the interest rate and inflationary environment on the Company's business, financial condition and results of operations; other income or cash flow anticipated from the Company's operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, including the Dodd-Frank Act, and state and local government mandates; the impact of any change in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount; technological developments and changes; cybersecurity incidents and threats, the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; reliance on large customers; the ability to access financial resources in the amounts, at the times, and on the terms required to support the Company's future businesses; and the economic impact of national and global events, including the response to recent bank failures, the wars in Ukraine and Israel, widespread protests, civil unrest, political uncertainty, and pandemics or other public health crises. The Company does not undertake any obligation to update its forward-looking statements.

TOMPKINS FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(In thousands, except share and per share data)	As of	As of
ASSETS	9/30/2023	12/31/2022
		(Audited)

Cash and noninterest bearing balances due from banks	$75,370	$18,572
Interest bearing balances due from banks	64,846	59,265
Cash and Cash Equivalents	140,216	77,837

Available-for-sale debt securities, at fair value (amortized cost of $1,583,075 at September 30, 2023 and $1,831,791 at December 31, 2022)	1,388,510	1,594,967
Held-to-maturity securities, at amortized cost (fair value of $252,978 at September 30, 2023 and $261,692 at December 31, 2022)	312,385	312,344
Equity securities, at fair value	741	777
Total loans and leases, net of unearned income and deferred costs and fees	5,434,860	5,268,911
Less: Allowance for credit losses	49,336	45,934
Net Loans and Leases	5,385,524	5,222,977

Federal Home Loan Bank and other stock	19,985	17,720
Bank premises and equipment, net	80,685	82,140
Corporate owned life insurance	86,708	85,556
Goodwill	92,602	92,602
Other intangible assets, net	2,421	2,708
Accrued interest and other assets	181,385	181,058
Total Assets	$7,691,162	$7,670,686
LIABILITIES
Deposits:
Interest bearing:
Checking, savings and money market	3,779,991	3,820,739
Time	880,412	631,411
Noninterest bearing	1,963,033	2,150,145
Total Deposits	6,623,436	6,602,295

Federal funds purchased and securities sold under agreements to repurchase	56,120	56,278
Other borrowings	296,800	291,300
Other liabilities	102,450	103,423
Total Liabilities	$7,078,806	$7,053,296
EQUITY
Tompkins Financial Corporation shareholders' equity:
Common Stock - par value $.10 per share: Authorized 25,000,000 shares; Issued: 14,386,087 at September 30, 2023; and 14,555,741 at December 31, 2022	1,439	1,456
Additional paid-in capital	296,721	302,763
Retained earnings	495,123	526,727
Accumulated other comprehensive loss	(176,029)	(208,689)
Treasury stock, at cost – 128,096 shares at September 30, 2023, and 128,749 shares at December 31, 2022	(6,403)	(6,279)
Total Tompkins Financial Corporation Shareholders’ Equity	610,851	615,978
Noncontrolling interests	1,505	1,412
Total Equity	$612,356	$617,390
Total Liabilities and Equity	$7,691,162	$7,670,686

TOMPKINS FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data) (Unaudited)	Three Months Ended		Nine Months Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
INTEREST AND DIVIDEND INCOME
Loans	$67,030	$55,041	$191,399	$158,677
Due from banks	125	85	447	190
Available-for-sale debt securities	6,599	7,157	19,960	20,990
Held-to-maturity securities	1,221	1,221	3,654	3,551
Federal Home Loan Bank and other stock	490	166	1,113	391
Total Interest and Dividend Income	75,465	$63,670	$216,573	$183,799
INTEREST EXPENSE
Time certificates of deposits of $250,000 or more	3,158	563	7,472	1,389
Other deposits	16,348	3,631	39,861	6,898
Federal funds purchased and securities sold under agreements to repurchase	15	14	44	45
Other borrowings	4,931	1,351	12,041	2,480
Total Interest Expense	24,452	5,559	59,418	10,812
Net Interest Income	51,013	58,111	157,155	172,987
Less: Provision for credit loss expense	1,150	1,056	2,578	1,392
Net Interest Income After Credit for Credit Loss Expense	49,863	57,055	154,577	171,595
NONINTEREST INCOME
Insurance commissions and fees	11,397	10,825	29,578	28,571
Wealth management fees	4,342	4,337	13,529	13,850
Service charges on deposit accounts	1,754	1,917	5,140	5,452
Card services income	2,860	2,731	8,629	8,233
Other income	990	977	4,534	3,694
Net loss on securities transactions	(62,967)	(95)	(70,019)	(179)
Total Noninterest Income	(41,624)	20,692	(8,609)	59,621
NONINTEREST EXPENSE
Salaries and wages	23,811	25,344	73,660	73,012
Other employee benefits	7,319	6,489	20,707	18,627
Net occupancy expense of premises	3,108	3,258	9,734	9,930
Furniture and fixture expense	2,079	2,056	6,238	6,051
Amortization of intangible assets	83	218	250	655
Other operating expense	13,466	12,237	41,403	37,286
Total Noninterest Expenses	49,866	49,602	151,992	145,561
(Loss)/Income Before Income Tax (Benefit)/Expense	(41,627)	28,145	(6,024)	85,655
Income Tax (Benefit)/Expense	(8,304)	6,774	(619)	20,079
Net (Loss)/Income Attributable to Noncontrolling Interests and Tompkins Financial Corporation	(33,323)	21,371	(5,405)	65,576
Less: Net Income Attributable to Noncontrolling Interests	31	31	93	94
Net (Loss)/Income Attributable to Tompkins Financial Corporation	$(33,354)	21,340	(5,498)	65,482
Basic (Loss) Earnings Per Share	$(2.35)	$1.49	$(0.39)	$4.55
Diluted (Loss) Earnings Per Share	$(2.35)	$1.48	$(0.39)	$4.53

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)
	Quarter Ended			Quarter Ended
	September 30, 2023			September 30, 2022
	Average			Average
	Balance		Average	Balance		Average
(Dollar amounts in thousands)	(QTD)	Interest	Yield/Rate	(QTD)	Interest	Yield/Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$11,585	$125	4.29%	$63,516	$85	0.53%
Securities (1)
U.S. Government securities	1,890,659	7,294	1.53%	2,276,380	7,853	1.37%
State and municipal (2)	90,212	576	2.53%	95,627	614	2.55%
Other securities (2)	3,272	59	7.18%	3,323	37	4.44%
Total securities	1,984,143	7,929	1.59%	2,375,330	8,504	1.42%
FHLBNY and FRB stock	24,511	490	7.94%	15,058	166	4.38%
Total loans and leases, net of unearned income (2)(3)	5,385,195	67,199	4.95%	5,185,219	55,265	4.23%
Total interest-earning assets	7,405,434	75,743	4.06%	7,639,123	64,020	3.32%
Other assets	224,442			214,724
Total assets	$7,629,876			$7,853,847
LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings, & money market	$3,615,395	$12,674	1.39%	$3,979,590	$2,863	0.29%
Time deposits	826,082	6,832	3.28%	596,299	1,331	0.89%
Total interest-bearing deposits	4,441,477	19,506	1.74%	4,575,889	4,194	0.36%
Federal funds purchased & securities sold under agreements to repurchase	57,624	15	0.10%	53,810	14	0.10%
Other borrowings	403,829	4,931	4.84%	232,158	1,351	2.31%
Total interest-bearing liabilities	4,902,930	24,452	1.98%	4,861,857	5,559	0.45%
Noninterest bearing deposits	1,990,320			2,250,263
Accrued expenses and other liabilities	101,646			106,403
Total liabilities	6,994,896			7,218,523
Tompkins Financial Corporation Shareholders’ equity	633,494			633,837
Noncontrolling interest	1,487			1,487
Total equity	634,980			635,324

Total liabilities and equity	$7,629,876			$7,853,847
Interest rate spread			2.08%			2.87%
Net interest income/margin on earning assets		51,291	2.75%		58,461	3.04%

Tax Equivalent Adjustment		(278)			(350)
Net interest income per consolidated financial statements		$51,013			$58,111

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)
	Year to Date Period Ended			Year to Date Period Ended
	September 30, 2023			September 30, 2022
	Average			Average
	Balance		Average	Balance		Average
(Dollar amounts in thousands)	(YTD)	Interest	Yield/Rate	(YTD)	Interest	Yield/Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$12,630	$447	4.73%	$94,988	$190	0.27%
Securities (1)
U.S. Government securities	1,965,039	22,022	1.50%	2,291,635	22,960	1.34%
State and municipal (2)	91,858	1,764	2.57%	98,262	1,882	2.56%
Other securities (2)	3,281	169	6.87%	3,349	88	3.52%
Total securities	2,060,178	23,955	1.55%	2,393,247	24,930	1.39%
FHLBNY and FRB stock	21,519	1,112	6.92%	12,481	391	4.19%
Total loans and leases, net of unearned income (2)(3)	5,314,221	191,946	4.83%	5,119,309	159,353	4.16%
Total interest-earning assets	7,408,548	217,460	3.92%	7,620,025	184,864	3.24%
Other assets	224,594			244,615
Total assets	$7,633,142			$7,864,640
LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings, & money market	$3,715,931	$31,905	1.15%	$4,070,607	$4,502	0.15%
Time deposits	749,198	15,428	2.75%	610,432	3,785	0.83%
Total interest-bearing deposits	4,465,129	47,333	1.42%	4,681,039	8,287	0.24%
Federal funds purchased & securities sold under agreements to repurchase	57,077	44	0.10%	57,606	45	0.10%
Other borrowings	351,600	12,041	4.58%	176,007	2,480	1.88%
Total interest-bearing liabilities	4,873,806	59,418	1.63%	4,914,652	10,812	0.29%
Noninterest bearing deposits	2,019,917			2,183,258
Accrued expenses and other liabilities	100,491			104,445
Total liabilities	6,994,214			7,202,356
Tompkins Financial Corporation Shareholders’ equity	637,472			660,826
Noncontrolling interest	1,456			1,458
Total equity	638,928			662,284

Total liabilities and equity	$7,633,142			$7,864,640
Interest rate spread			2.29%			2.95%
Net interest income/margin on earning assets		158,042	2.85%		174,052	3.05%

Tax Equivalent Adjustment		(888)			(1,065)
Net interest income per consolidated financial statements		$157,155			$172,987

Tompkins Financial Corporation - Summary Financial Data (Unaudited)

(In thousands, except per share data)
	Quarter-Ended					Year-Ended
Period End Balance Sheet	Sep-23	Jun-23	Mar-23	Dec-22	Sep-22	Dec-22
Securities	$1,701,636	$1,781,150	$1,899,001	$1,908,088	$2,054,036	$1,908,088
Total Loans	5,434,860	5,352,365	5,273,671	5,268,911	5,208,436	5,268,911
Allowance for credit losses	49,336	48,545	46,099	45,934	44,772	45,934
Total assets	7,691,162	7,626,238	7,644,371	7,670,686	7,779,941	7,670,686
Total deposits	6,623,436	6,454,651	6,509,009	6,602,295	6,936,726	6,602,295
Federal funds purchased and securities sold under agreements to repurchase	56,120	50,483	63,491	56,278	55,340	56,278
Other borrowings	296,800	387,100	327,000	291,300	101,000	291,300
Total common equity	610,851	634,967	648,322	615,978	571,453	615,978
Total equity	612,356	636,441	649,765	617,390	572,959	617,390

Average Balance Sheet
Average earning assets	$7,405,434	$7,409,714	$7,410,553	$7,568,656	$7,639,123	$7,607,078
Average assets	7,629,876	7,635,800	7,633,793	7,721,335	7,853,847	7,828,520
Average interest-bearing liabilities	4,902,930	4,883,026	4,834,712	4,828,561	4,861,857	4,892,952
Average equity	634,980	650,554	631,208	580,720	635,324	641,726

Share data
Weighted average shares outstanding (basic)	14,185,763	14,314,133	14,326,595	14,308,323	14,289,022	14,328,280
Weighted average shares outstanding (diluted)	14,224,748	14,346,787	14,389,673	14,385,884	14,367,149	14,404,294
Period-end shares outstanding	14,350,177	14,405,503	14,519,748	14,519,831	14,483,757	14,519,831
Common equity book value per share	$42.57	$44.08	$44.65	$42.42	$39.45	$42.42
Tangible book value per share (Non-GAAP)**	$36.01	$37.54	$38.16	$35.93	$32.93	$35.93
**See "Non-GAAP measures" below for a discussion of non-GAAP financial measures and a reconciliation of non-GAAP financial measures to the most directly comparable financial measures presented in accordance with GAAP.

Income Statement
Net interest income	$51,013	$51,896	$54,246	$57,294	$58,111	$230,281
(Credit) provision for credit loss expense (5)	1,150	2,253	(825)	1,397	1,056	2,789
Noninterest income	(41,624)	12,615	20,400	18,351	20,692	77,972
Noninterest expense (5)	49,866	51,968	50,158	50,190	49,602	195,751
Income tax (benefit)/expense	(8,304)	1,784	5,901	4,478	6,774	24,557
Net (loss)/income attributable to Tompkins Financial Corporation	(33,354)	8,475	19,381	19,548	21,340	85,030
Noncontrolling interests	31	31	31	32	31	126
Basic (loss) earnings per share (4)	(2.35)	0.59	1.35	1.36	1.49	5.92
Diluted (loss) earnings per share (4)	(2.35)	0.59	1.35	1.36	1.48	5.89

Nonperforming Assets
Nonaccrual loans and leases	$31,381	$31,333	$28,424	$28,289	$30,013	$28,289
Loans and leases 90 days past due and accruing	52	34	13	25	161	25
Performing troubled debt restructuring*	0	0	0	4,530	4,730	4,530
Total nonperforming loans and leases	31,433	31,367	28,437	32,844	34,904	32,844
OREO	0	36	36	152	335	152
Total nonperforming assets	$31,433	$31,403	$28,473	$32,996	$35,239	$32,996
*No amount shown for periods subsequent to the Company's adoption of ASU 2022-02 effective January 1, 2023.

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

	Quarter-Ended					Year-Ended
Delinquency - Total loan and lease portfolio	Sep-23	Jun-23	Mar-23	Dec-22	Sep-22	Dec-22
Loans and leases 30-89 days past due and
accruing	$40,893	$20,255	$5,894	$3,172	$3,160	$3,172
Loans and leases 90 days past due and accruing	52	34	13	25	161	25
Total loans and leases past due and accruing	40,945	20,289	5,907	3,197	3,321	3,197

Allowance for Credit Losses
Balance at beginning of period	$48,545	$46,099	$45,934	$44,772	$43,793	$42,843
Impact of adopting ASC 326	0	0	64	0	0	0
Provision (credit) for credit losses	968	2,419	(1,180)	1,352	1,101	$2,499
Net loan and lease (recoveries) charge-offs	177	(27)	(1,281)	190	122	$(592)
Allowance for credit losses at end of period	$49,336	$48,545	$46,099	$45,934	$44,772	$45,934

Allowance for Credit Losses - Off-Balance Sheet Exposure
Balance at beginning of period	$2,985	$3,151	$2,796	$2,751	$2,796	$2,506
(Credit) provision for credit losses	182	(166)	355	45	(45)	$290
Allowance for credit losses at end of period	$3,167	$2,985	$3,151	$2,796	$2,751	$2,796

Loan Classification - Total Portfolio
Special Mention	$65,993	$56,305	$39,255	$49,752	$66,730	$49,752
Substandard	56,947	61,820	46,315	48,537	40,007	48,537

Ratio Analysis

Credit Quality
Nonperforming loans and leases/total loans and leases	0.58%	0.59%	0.54%	0.62%	0.67%	0.62%
Nonperforming assets/total assets	0.41%	0.41%	0.37%	0.43%	0.45%	0.43%
Allowance for credit losses/total loans and leases	0.91%	0.91%	0.87%	0.87%	0.86%	0.87%
Allowance/nonperforming loans and leases	156.96%	154.76%	162.11%	139.86%	128.27%	139.85%
Net loan and lease losses annualized/total average loans and leases	0.01%	0.00%	(0.10)%	0.01%	0.01%	(0.01)%

Capital Adequacy
Tier 1 Capital (to average assets)	9.01%	9.57%	9.63%	9.34%	9.14%	9.34%
Total Capital (to risk-weighted assets)	13.46%	14.48%	14.62%	14.42%	14.26%	14.42%

Profitability (period-end)
Return on average assets *	(1.73)%	0.45%	1.03%	1.00%	1.08%	1.09%
Return on average equity *	(20.84)%	5.22%	12.45%	13.36%	13.33%	13.25%
Net interest margin (TE) *	2.75%	2.83%	2.99%	3.02%	3.04%	3.05%
* Quarterly ratios have been annualized

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

Non-GAAP Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as reconciliation to the comparable GAAP measure, is provided in the below tables. The Company believes the non-GAAP measures provide meaningful comparisons of our underlying operational performance and facilitate management's and investors' assessments of business and performance trends in comparison to others in the financial services industry. These non-GAAP financial measures should not be considered in isolation or as a measure of the Company's profitability or liquidity; they are in addition to, and are not a substitute for, financial measures under GAAP. The non-GAAP financial measures presented herein may be different from non-GAAP financial measures used by other companies, and may not be comparable to similarly titled measures reported by other companies. Further, the Company may utilize other measures to illustrate performance in the future. Non-GAAP financial measures have limitations since they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

Reconciliation of Tangible Book Value Per Share (non-GAAP) to Common Equity Book Value Per Share (GAAP)
	Quarter-Ended					Year-ended
	Sep-23	Jun-23	Mar-23	Dec-22	Sep-22	Dec-22
Total common equity	$610,851	$634,967	$648,322	$615,978	$571,453	$615,978
Less: Goodwill and intangibles	94,086	94,169	94,253	94,336	94,554	94,336
Tangible common equity (Non-GAAP)	516,765	540,798	554,069	521,642	476,899	521,642
Ending shares outstanding	14,350,177	14,405,503	14,519,748	14,519,831	14,483,757	14,519,831
Tangible book value per share (Non-GAAP)	$36.01	$37.54	$38.16	$35.93	$32.93	$35.93

(1) Average balances and yields on available-for-sale securities are based on historical amortized cost.
(2) Interest income includes the tax effects of taxable-equivalent adjustments using an effective income tax rate of 21% in 2023 and 2022 to increase tax exempt interest income to taxable-equivalent basis.
(3) Nonaccrual loans are included in the average asset totals presented above. Payments received on nonaccrual loans have been recognized as disclosed in Note 1 of the Company's consolidated financial statements included in Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(4) Earnings per share for the full fiscal year may not equal the sum of the quarterly earnings per share as a result of rounding of average shares.
(5) Amounts in prior periods' financial statements are reclassified when necessary to conform to the current period's presentation.